Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
David Stern, Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Reports Fourth Quarter and Fiscal 2009 Financial Results
Berlin, New Jersey, March 17, 2010 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the fourth quarter and 2009 fiscal year ended January 2, 2010.
Sales for the fourth quarter of 2009 were $149.7 million, a decrease of 9.3% compared to sales of $165.0 million during the fourth quarter of last year. This decline was primarily due to a decrease in comparable store sales of 8.8% and the operation of fewer stores during the quarter. Pre-tax loss for the quarter was $6.3 million, compared to a pre-tax loss of $13.2 million for the fourth quarter of last year. In the fourth quarter of 2009, the Company recorded an income tax benefit of $5.7 million. This was the result of a change in Federal tax law that allowed the Company to carry back tax losses for five years from the previously allowed two years. Net loss for the quarter was $0.5 million, or $0.02 per share, compared to a net loss of $13.0 million or $0.64 per share for the fourth quarter of 2008.
Fourth quarter 2009 results include a non-cash fixed asset impairment of $0.17 per share, closed store expenses of $0.14 per share and an income tax benefit of $0.24 per share. Fourth quarter 2008 results include a non-cash fixed asset impairment of $0.21 per share, closed store expenses of $0.28 per share, adjusting an interest rate swap to fair market value of $0.12 per share and a tax valuation allowance of $0.01 per share.
Sales for fiscal 2009 year were $468.9 million, a decrease of 12.3% compared to sales of $534.7 million for fiscal 2008. This decline was primarily due to a decrease in comparable store sales of 10.8% and the operation of fewer stores during the year.
The net loss for fiscal 2009 was $25.9 million, or $1.15 per share, versus a net loss of $26.6 million, or $1.31 per share, in fiscal 2008. Fiscal 2009 results include a non-cash fixed asset impairment of $0.19 per share, closed store expenses of $0.18 per share and an income tax benefit of $0.25 per share. Fiscal 2008 results include a non-cash asset impairment of $0.30 per share, closed store expenses of $0.37 per share, adjusting an interest rate swap to fair market value of $0.12 per share and a tax valuation allowance of $0.17 per share.
Rick Lepley, Chief Executive Officer, stated, “Obviously, we are not pleased with our performance for last year. But, we did make significant progress on many of our strategic initiatives during 2009 that we believe will lead to improved operations by the end of 2010.”

The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Wednesday, March 17, 2010 to discuss fourth quarter 2009 results. To participate in the conference call, please dial 888-298-3451 and provide the operator with passcode #9278244. If you are unable to access the live call, please dial 888-203-1112 and enter #9278244 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Wednesday, March 17, 2010 and will remain available until Wednesday, March 31, 2010 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
# # #
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	January 2,	January 3,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$45,952	$74,437
Inventories	122,058	109,365
Prepaid expenses and other current assets	13,288	14,851

	181,298	198,653

Non-current assets:
Property and equipment, net	81,938	92,403
Other assets	2,233	2,690

	$265,469	$293,746

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$29,071
Trade accounts payable	37,047	39,274
Other current liabilities	28,624	28,234

	84,671	96,579

Non-current liabilities:
Long-term debt	—	—
Deferred tax liability and other	3,344	4,560
Accrued lease liability	17,380	18,307

	20,724	22,867

	105,395	119,446

Shareholders’ equity	160,074	174,300

	$265,469	$293,746

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Quarter Ended		Twelve Months ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Net sales	$149,717	$165,029	$468,889	$534,665
Cost of sales (including buying and distribution costs)	93,186	104,655	281,614	317,384

Gross margin	56,531	60,374	187,275	217,281
Selling, general and administrative expenses	59,047	65,649	213,268	232,307
Store pre-opening and closing expenses	3,545	5,459	4,477	8,742

Loss from operations	(6,061)	(10,734)	(30,470)	(23,768)
Net interest expense	213	2,506	1,098	3,035

Loss before income taxes	(6,274)	(13,240)	(31,568)	(26,803)
Provisions for income taxes	(5,737)	(240)	(5,665)	(232)

Net loss	$(537)	$(13,000)	$(25,903)	$(26,571)

Basic net loss per share	$(0.02)	$(0.64)	$(1.15)	$(1.31)

Diluted net loss per share	$(0.02)	$(0.64)	$(1.15)	$(1.31)

Basic weighted average shares outstanding	24,324,860	20,304,116	22,470,346	20,301,000

Diluted weighted average shares outstanding	24,324,860	20,304,116	22,470,346	20,301,000